Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Transfix Holdings, Inc. on Form S-4 of our report dated October 25, 2021, with respect to our audit of the financial statements of Transfix, Inc. as of December 31, 2019 and for the year ended December 31, 2019, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

November 10, 2021